As filed with the Securities and Exchange Commission on October 23, 2002.

Registration No. 333-69466

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of l933

Most Home Corp. (formerly, "MarketU Inc.")
(Name of Small Business Company as Specified In Its Charter as Amended)

Nevada	6531	98-0173359
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

100 -11491 Kingston Street
Maple Ridge, British Columbia
Canada V2X 0Y6
                                   (604) 460-7631

(Address and telephone number of Registrant's principal

executive offices and principal place of business)

Incentive Stock Option Plan, Amended
Non-Qualified Stock Option Plan, Amended
                  Stock Bonus Plan
(Full Title of Plan)

Kenneth Galpin
100 -11491 Kingston Street
Maple Ridge, British Columbia
Canada V2X 0Y6
                           (604) 460-7631
(Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to agent for service to:
David Smalley
Fraser and Company
Suite 1200 -999 West Hastings St.
Vancouver, BC V6C 2W2
(604) 669-5244

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (5)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock Issuable Pursuant to Incentive Stock Option Plan Plan (2)	2,000,000	$0.23	$460,000	$43.32
Common Stock Issuable Pursuant to Non-Qualified Stock Option Plan Incentive Stock Option Plan (3)	2,000,000	$0.23	$460,000	$43.32
Common Stock Issuable Pursuant to Stock Bonus Plan (4)	------	------	------	------

	4,000,000		$920,000	$84.64

(1)  This Registration Statement also covers such additional number of shares, presently undeterminable, as may become issuable under the Plans in the event of stock dividends, stock splits, recapitalizations or other changes in the common stock.

(2)  This Registration Statement registers additional 2,000,000 shares pursuant to the Incentive Stock Option Plan, under which 500,000 shares have been registered on Registration Statement No. 333-69466, Form S-8, filed September 17, 2001, and for which a registration fee was paid.

(3)  This Registration Statement registers additional 2,000,000 shares pursuant to the Non-Qualified Stock Option Plan, under which 1,500,000 shares have been registered on Registration Statement No. 333-69466, Form S-8, filed September 17, 2001, and for which a registration fee was paid.

(4)  Previously 500,000 shares pursuant to the Stock Bonus Plan were registered on Registration Statement No. 333-69466, Form S-8, filed September 17, 2001, and for which a registration fee was paid. No additional securities are being registered under Stock Bonus Plan by this Registration Statement.

(5)  Varied, but not less than the fair market value on the date that the options were or are granted. Pursuant to Rule 457(g), the proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average bid and asked prices of the Registrant's Common Stock on October 23, 2002.

This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

STATEMENT UNDER GENERAL INSTRUCTION E
REGISTRATION OF ADDITIONAL SECURITIES

The Registrant previously filed a Registration Statement on Form S-8 with the Securities and Exchange Commission ("SEC") on September 17, 2001 (File No. 333-69466) (the "Previous Form S-8") in connection with the registration of an aggregate of 2,500,000 shares of common stock of the Registrant issuable pursuant to the Incentive Stock Option Plan, Non-Qualified Stock Option Plan and the Stock Bonus Plan (together, the "Plans"). Pursuant to General Instruction E to Form S-8, this Registration Statement is filed by the Registrant to register an additional 4,000,000 shares of the Registrant's common stock issuable pursuant to the Plans.

Pursuant to General Instruction E, and unless otherwise noted herein, this Registration Statement incorporates by reference the contents of the Previous Form S-8, including all exhibits thereto and all periodic reports that the Registrant filed after the Previous Form S-8, or will file after this Registration Statement, to maintain current information about the Registrant.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8 -Exhibits

The following exhibits are included with this Registration Statement:

4.1  - Incentive Stock Option Plan, as amended January 15, 2002

4.2  - Non-Qualified Stock Option Plan, as amended October 29, 2001

4.3  - Stock Bonus Plan

5    - Opinion Regarding Legality of Securities to be Offered

23  - Consent of Independent Public Accountants and Attorneys

25  - Power of Attorney included in the signature page of this Registration Statement.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Kenneth Galpin, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of l933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Maple Ridge, British Columbia, Canada on October 21, 2002.

MOST HOME CORP. By: /s/"Kenneth Galpin" Kenneth Galpin, President By: /s/"Scott Munro" Scott Munro, Treasurer, Principal Accounting Officer and Principal Financial Officer

Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
By: /s/"Kenneth Galpin" Kenneth Galpin	Director	October 21, 2002
By: /s/"Joy Tan" Joy Tan	Director	October 21, 2002
By: /s/"Glenn Davies" Glenn Davies	Director	October 21, 2002
By: /s/"Ken Landis" Ken Landis	Director	October 21, 2002
By: /s/"David Woodcock" David Woodcock	Director	October 21, 2002